UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 6)*


                           FLAGSTAR COMPANIES INC.
                   --------------------------------------
                               (Name of Issuer)

                          COMMON STOCK $.10 PAR VALUE
         -----------------------------------------------------------
                        (Title of Class of Securities)

                                 338471-10-5
                   --------------------------------------
                                (CUSIP Number)


                  THOMAS E. SIEGLER, SECRETARY AND TREASURER
                           DLJ CAPITAL CORPORATION
                                 140 BROADWAY
                              NEW YORK, NY 10005
                                (212) 504-3000
         -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)


                               December 31, 1996
         -----------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following
box    /  /

Check the following box if a fee is being paid with statement / /. A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.__338471 10 5_____ |             | Page    2   of        Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    |   The Equitable Life Assurance Society of the United States        |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) | | |
|    |                                                                 _  |
|    |                                                            (b) |x| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | New York                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |            0                                  |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       22,355                                  |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |            0                                  |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |       22,355                                  |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 22,355                                                             |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    |  0%                                                                |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |  IC,CO                                                             |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.__338471 10 5_____ |             | Page    3   of __  __ Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    |   Donaldson, Lufkin & Jenrette, Inc.                               |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |x| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |       0                                       |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       8,992                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       0                                       |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |       8,992                                   |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 8,992                                                              |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |  CO                                                                |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7


                                 SCHEDULE 13D
______________________________             ________________________________
|                            |             |                              |
|CUSIP No.__338471 10 5_____ |             | Page    4   of __  __ Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSON                                           |
|    | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|    |                                                                    |
|    |   DLJ Capital Corporation                                          |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |x| |
|    |                                                                 _  |
|    |                                                            (b) | | |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | SOURCE OF FUNDS*                                                   |
|    |      N/A                                                           |
|____|____________________________________________________________________|
|  5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        _  |
|    | PURSUANT TO ITEMS 2(d) or 2(E)                                 |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  6 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    | Delaware                                                           |
|____|____________________________________________________________________|
|                    |  7 | SOLE VOTING POWER                             |
|                    |    |          0                                    |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  8 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |          0                                    |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  9 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |          0                                    |
|    PERSON          |____|_______________________________________________|
|     WITH           | 10 | SHARED DISPOSITIVE POWER                      |
|                    |    |          0                                    |
|____________________|____|_______________________________________________|
| 11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    | 0                                                                  |
|____|____________________________________________________________________|
| 12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES          _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 |
|    | 0%                                                                 |
|____|____________________________________________________________________|
| 14 | TYPE OF REPORTING PERSON*                                          |
|    |  CO                                                                |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (9-88) 2 of 7

               Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), DLJ Capital Corporation ("DLJCC") and The Equitable Life Assurance Society of the United States ("Equitable Life") hereby amend and supplement the report on Schedule 13D filed on December 6, 1989 (as amended by Amendment Nos. 1, 2, 3, 4 and 5 thereto filed on July 1, 1992, July 22, 1992, February 11, 1993, July 19, 1993 and November 10, 1993, respectively, the "Schedule 13D") with respect to the beneficial ownership of shares of Common Stock, $.10 par value (the "Shares"), of Flagstar Companies Inc. (formerly TW Holdings, Inc.) (the "Company").

               Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 5.        Interest in Securities of the Issuer.

               Item 5 of the Schedule 13D is hereby supplemented to include the following information:

               Pursuant to a Stock Purchase Agreement dated as of December 31, 1996 between DLJCC and CD Associates, L.P., DLJCC has agreed to sell an aggregate of 3,035,840 Shares for $.05 per share for a total purchase price of $151,792.

               Except as described above, no transactions in the Shares have been effected during the past 60 days by the Reporting Persons or (to the best knowledge of the Reporting Persons) any of their executive officers or directors within the past 60 days.

Item 7.        Material to be Filed as Exhibits.
               Item 7 is hereby supplemented as follows:

               Exhibit 10.       Stock Purchase Agreement dated as of December
                                 31, 1996


                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Date:  January 8, 1997

                                       The Equitable Life Assurance
                                         Society of the United States


                                       By: /s/ Richard V. Silver
                                           ----------------------------
                                           Name:   Richard V. Silver
                                           Title:  Senior Vice
                                                   President and Deputy
                                                   General Counsel


                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Date:  January 8, 1997

                                       Donaldson, Lufkin & Jenrette
                                         Inc.


                                       By: /s/ Thomas E. Siegler
                                           ----------------------------
                                           Name:   Thomas E. Siegler
                                           Title:  Senior Vice
                                                   President




                                  SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Date:  January 8, 1997

                                       DLJ Capital Corporation


                                       By: /s/ Thomas E. Siegler
                                           ----------------------------
                                           Name:   Thomas E. Siegler
                                           Title:  Secretary and
                                                   Treasurer


                                 Exhibit Index



    Exhibit                  Description               Page Number
---------------    -------------------------------    -------------
      10            Stock Purchase Agreement
                   dated as of December 31, 1996